FOR IMMEDIATE RELEASE
July 28, 2004

NORFOLK SOUTHERN SETS RECORDS IN SECOND QUARTER, FIRST HALF
AND REPORTS QUARTERLY EARNINGS UP 55 PERCENT OVER LAST YEAR

For the second quarter 2004:

  Railway operating revenues increased 11 percent and set an all-time record of $1.8 billion.

  Net income increased 55 percent to $213 million, $0.54 per diluted share.

  Income from railway operations improved 43 percent and set a record at $425 million.

  Operating ratio improved 5 percentage points to 76.6 percent.

NORFOLK, VA. - For the second quarter of 2004, Norfolk Southern Corporation (NYSE: NSC) reported net income of $213 million, or $0.54 per diluted share, an increase of 55 percent, compared with $137 million, or $0.35 per diluted share, for the second quarter of 2003.

Second-quarter operating revenues of $1.8 billion were the highest of any quarter in Norfolk Southern's history and improved 11 percent compared with $1.6 billion in the second quarter of 2003. The operating ratio for the quarter was 5 percentage points better at 76.6 percent compared to the same period last year.

"Norfolk Southern's strong second-quarter results were driven by increased business volumes, effective expense controls and operating execution that is allowing us to deliver a higher quality, higher value service," said David R. Goode, chairman, president and chief executive officer. "We continue to add train and engine crews, and they, along with the entire Thoroughbred team, are helping Norfolk Southern handle the strongest business growth we have seen in years."

For the first six months, income from continuing operations before accounting changes was $371 million, or $0.94 per diluted share, an increase of 67 percent compared with last year's $222 million, or $0.57 per diluted share. Reported net income for the first half of 2003 was $346 million, or $0.89 per diluted share, which included a $114 million, or $0.29 per diluted share, gain due to a required industry-wide accounting change to account for the cost of removing railroad crossties, and a gain of $10 million, or $0.03 per diluted share, from discontinued motor carrier operations.

Railway operating revenues for the first half of 2004 set a six-month record, increasing 10 percent to $3.5 billion compared with $3.2 billion for the same period a year earlier.

The railway operating ratio for the first six months also improved 5 percentage points to 78.0 percent compared with 83.4 in the first half of 2003.

Intermodal revenues climbed 21 percent to a record $364 million in the second quarter and improved 17 percent to $692 million for the first six months compared to the same periods of 2003. Traffic growth from new truck-competitive services, increased units handled with trucking partners and strong international shipments helped drive the growth.

Second-quarter general merchandise revenues reached a record $1 billion, an increase of 9 percent over the same quarter last year. For the first six months, general merchandise revenues improved 7 percent to $2 billion compared with the year-earlier period. All merchandise markets reported revenue gains compared with the same periods a year earlier. Metals and construction and chemicals posted the largest gains in both the quarter and for the first six months.

Coal revenues increased 9 percent to $424 million in the second quarter and improved 11 percent to $822 million for the first six months of 2004 compared with the same periods last year. This growth was driven by increased demand for export coal and better revenue yields.

Second-quarter railway operating expenses were up $53 million, or 4 percent, compared with second quarter last year. For the first six months, railway operating expenses rose $70 million, or 3 percent, over the same period in 2003. This was primarily due to higher costs associated with compensation and benefits and diesel fuel.

"As we move into the remainder of the year, I am confident that Norfolk Southern can continue to leverage our operational momentum, again improve service quality and energetically pursue new business and margin improvement," Goode said.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

         (Media) Bob Fort, 757-629-2710
         (Investors) Leanne Marilley, 757-629-2861

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)
($ millions except per share)

	Three Months Ended June 30,
	2004	2003

Railway operating revenues:
Coal	$424	$389
General merchandise	1,025	944
Intermodal	364	300
Total railway operating revenues	1,813	1,633

Railway operating expenses:
Compensation and benefits	565	535
Materials, services and rents	389	377
Conrail rents and services	101	102
Depreciation	130	129
Diesel fuel	106	93
Casualties and other claims	38	47
Other	59	52
Total railway operating expenses	1,388	1,335

Income from railway operations	425	298

Other income - net	--	24
Interest expense on debt	(121)	(123)

Income before income taxes	304	199

Provision for income taxes:
Current	31	9
Deferred	60	53
Total income taxes	91	62
Net income	$213	$137

Earnings per share:
Basic	$0.55	$0.35
Diluted	$0.54	$0.35

Average shares outstanding (000's)	392,401	389,635

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)
($ millions except per share)

	Six Months Ended June 30,
	2004	2003

Railway operating revenues:
Coal	$822	$743
General merchandise	1,922	1,862
Intermodal	692	589
Total railway operating revenues	3,506	3,194

Railway operating expenses:
Compensation and benefits	1,110	1,061
Materials, services and rents	754	737
Conrail rents and services	203	209
Depreciation	259	256
Diesel fuel	213	197
Casualties and other claims	78	98
Other	118	107
Total railway operating expenses	2,735	2,665

Income from railway operations	771	529

Other income - net	10	45
Interest expense on debt	(242)	(250)

Income from continuing operations before income taxes
and accounting changes	539	324

Provision for income taxes:
Current	80	55
Deferred	88	47
Total income taxes	168	102

Income from continuing operations before accounting changes	371	222

Discontinued operations - taxes on sale of motor carrier (note 1)	--	10

Cumulative effect of changes in accounting principles,
net of taxes (note 2)	--	114

Net income	$371	$346

Earnings per share:
Income from continuing operations before accounting changes
Basic	$0.95	$0.57
Diluted	$0.94	$0.57
Net income
Basic	$0.95	$0.89
Diluted	$0.94	$0.89

Average shares outstanding (000's)	391,816	389,443

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)
($ millions)

	June 30,	December 31,
	2004	2003

Assets

Current assets:
Cash and cash equivalents	$203	$284
Accounts receivable - net	782	695
Materials and supplies	100	92
Deferred income taxes	191	189
Other current assets	155	165
Total current assets	1,431	1,425

Investment in Conrail	6,293	6,259
Properties less accumulated depreciation	11,915	11,779
Other assets	1,190	1,133
Total assets	$20,829	$20,596

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$931	$948
Income and other taxes	201	199
Due to Conrail	80	81
Other current liabilities	219	213
Current maturities of long-term debt	511	360
Total current liabilities	1,942	1,801

Long-term debt	6,336	6,800
Other liabilities	1,072	1,080
Due to Conrail	797	716
Deferred income taxes	3,327	3,223
Total liabilities	13,474	13,620

Stockholders' equity:
Common stock $1.00 per share par value	415	412
Additional paid-in capital	571	521
Unearned restricted stock	(11)	(5)
Accumulated other comprehensive loss	(21)	(44)
Retained income	6,421	6,112
	7,375	6,996

Less treasury stock at cost, 20,973,125 and 21,016,125 shares, respectively	(20)	(20)

      Total stockholders' equity

	7,355	6,976

      Total liabilities and stockholders' equity

	$20,829	$20,596

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flow

(Unaudited)
($ millions)

	Six Months Ended June 30,
	2004	2003

Cash flows from operating activities:
Net income	$371	$346
Reconciliation of net income to net cash provided by
operating activities:
Net cumulative effect of changes in accounting principles (note 2)	--	(114)
Depreciation	265	263
Deferred income taxes	88	47
Equity in earnings of Conrail	(32)	(27)
Gains on properties and investments	(6)	(12)
Income from discontinued operations (note 1)	--	(10)
Changes in assets and liabilities affecting operations:
Accounts receivable	(87)	(117)
Materials and supplies	(8)	(5)
Other current assets	45	56
Current liabilities other than debt	(1)	(25)
Other - net	(9)	(36)
Net cash provided by operating activities	626	366

Cash flows from investing activities:
Property additions	(412)	(386)
Property sales and other transactions	16	15
Investments, including short-term	(51)	(66)
Investment sales and other transactions	4	5
Net cash used for investing activities	(443)	(432)

Cash flows from financing activities:
Dividends	(63)	(55)
Common stock issued - net	29	4
Proceeds from borrowings (note 3)	141	130
Debt repayments	(371)	(87)

Net cash used for financing activities	(264)	(8)

Net decrease in cash and cash equivalents	(81)	(74)

Cash and cash equivalents:
At beginning of year	284	184
At end of period	$203	$110

Supplemental disclosures of cash-flow information

Cash paid during the period for:
Interest (net of amounts capitalized)	$241	$261
Income taxes	$51	$57

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   DISCONTINUED OPERATIONS -

      First-quarter 2003 results included an additional after-tax gain of $10 million, or 3 cents per share (basic and diluted), related to the 1998 sale of NS' motor carrier subsidiary, North American Van Lines, Inc.  This non-cash gain resulted from the resolution of tax issues related to the transaction.

2.   CHANGES IN ACCOUNTING PRINCIPLES IN 2003 -

      NS adopted Financial Accounting Standards Board (FASB) Statement No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143), effective Jan. 1, 2003, and recorded a $110 million net adjustment ($182 million before taxes) for the cumulative effect of this change in accounting on years prior to 2003.  Pursuant to SFAS No. 143, the cost to remove crossties must be recorded as an expense when incurred; previously these removal costs were accrued as a component of depreciation.

NS also adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN No. 46), effective Jan. 1, 2003, and recorded a $4 million net adjustment ($6 million before taxes) for the cumulative effect of this change in accounting on years prior to 2003.  Pursuant to FIN No. 46, NS has consolidated a special-purpose entity that leases certain locomotives to NS.

The cumulative effect of these changes amounted to $114 million, or 29 cents per share (basic and diluted).

3.     PAYMENTS TO CONRAIL -

      Payments made to Conrail reduce NS' "Net cash provided by operating activities."  A significant portion of these payments is borrowed back from a Conrail subsidiary.  The net borrowings are included in NS' "Net cash used for financing activities" and totaled $81 million in the first half of 2004 and $105 million in the first half of 2003.